Exhibit 5.1

22 January 2018

TFI Tab Gida Yatirimlari A.Ş.

Dikilitas Mahallesi

Emirhan Caddesi, No.109

Besiktas, Istanbul

Turkey

Ladies and Gentlemen:

We have acted as Turkish counsel to TFI Tab Gida Yatirimlari A.S., joint stock company organized under the laws of Turkey (the “Company”), in connection with the preparation of a registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) the sale by the Company of certain ordinary shares (“Ordinary Shares”) of the Company, par value TL 1.00 per share (the “Company Securities”), and (ii) the sale by the Selling Shareholders (as defined below) of certain Ordinary Shares (together, with additional Ordinary Shares to be sold by the Selling Shareholders upon the exercise of the underwriters’ option to purchase additional shares, the “Secondary Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Articles of Association of the Company, as currently in effect, included as Exhibit 3.1 to the Registration Statement; and

(c) the form of underwriting agreement by and among the Company, the Selling Shareholders named therein (the “Selling Shareholders”) and the several underwriters named in Schedule B thereto, to be included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the legal capacity of all individuals, the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The issuance of the Company Securities to be delivered on the Closing Date (as defined in the Underwriting Agreement) has been duly authorized by all necessary corporate action of the Company and, upon (i) due action of the Board of Directors of the Company, and (ii) the delivery of the Company Securities against payment therefor in the manner described in the

Underwriting Agreement, will be validly issued by the Company and fully paid and non-assessable.

2. The Secondary Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of Turkey and reported judicial decisions interpreting such laws. We are lawyers admitted to practice in Turkey and we are not admitted in, do not hold ourselves out as being experts on, and do not express any opinion on the law of any jurisdiction other than the laws of Turkey.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of Ordinary Shares” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Verdi Avukatlık Ortaklığı

By	/s/ Can Verdi

Can Verdi
Attorney at law